DaHui Lawyers Date: February 2, 2024 We have acted as PRC counsel to Prenetics Global Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form F-3, including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (such registration statement, as so amended, the “Registration Statement”) in relation to the registration with the SEC the offering of the Company’s securities by the selling shareholders named therein. We hereby consent to the reference to our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.